EXHIBIT 8.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

March 20, 2017

Board of Directors

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59101

Re:	Acquisition of Cascade Bancorp

Ladies and Gentlemen:

We have acted as special counsel to First Interstate BancSystem, Inc., a Montana corporation (“First Interstate”), in connection with the planned merger (the “Merger”) of Cascade Bancorp, an Oregon corporation, with and into First Interstate pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and between First Interstate and Cascade Bancorp, dated as of November 17, 2016.

In connection with this opinion, we have reviewed: (i) the Merger Agreement; (ii) the Registration Statement on Form S-4 filed by First Interstate with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the joint proxy statement/prospectus included therein; and (iii) the certificates of Officers of First Interstate and Cascade Bancorp as to certain factual matters, dated as of the date hereof (the “Certificates”).

We have relied, with the consent of First Interstate and Cascade Bancorp, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified), and we have assumed that the statements and representations contained in the Certificates will be complete and accurate as of the effective time of the Merger. We also have relied upon the accuracy and completeness of the Registration Statement.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as the “Current Law”).

First Interstate BancSystem, Inc.

March 20, 2017

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under the Current Law the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. We hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material federal income tax consequences of the Merger.

This opinion is based on the Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court. It is possible that Congress could enact new law, or that the Department of the Treasury or the IRS could issue new regulations or guidance after the date hereof that would be inconsistent with the opinions expressed herein. It is possible that courts of competent jurisdiction could issue decisions after the date hereof that would be inconsistent with the opinions expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC